Freight forwarder agreement

Party A: Grand world pro limited

Address: Room 1733-35, 17/F., Park-in Commercial Centre, 56 Dundas Street, Mongkok, Kowloon, Hong Kong

Phone: 85223230835

Contact: Xu Zikang

Party B: DACHSER Shenzhen Co.,Ltd Guangzhou Branch

Address: Room 3005-3006, 30th Floor, Tower A, Zhongtai International Plaza, 161 Linhe West Road, Tianhe District, Guangzhou

Contact: Li Weihua

Phone: 020-38879866	Fax: 020-38878686

After friendly negotiation, Party A and Party B shall entrust Party B to represent Party B or Party A’s customer goods (hereinafter referred to as the goods).                                                                                                                                Seal

The air cargo l land transport import and export business matters reached an agreement as follows:

1	Duties of both parties:

1.1	Party A shall, according to the requirements of Party B, fill in the legal, complete and true power of attorney to Party B. If there are special requirements, it shall be indicated on the power of attorney. The additional risks and liabilities arising therefrom shall be borne by Party A. Party B does its best but does not guarantee the completion of special requirements. If the agreement of the power of attorney is unknown, the actual agency scope of Party B shall prevail.

1.2	Party B shall, in accordance with the requirements of Party A’s power of attorney, arrange for booking, customs declaration, inspection and delivery of trailers, etc., and promptly report relevant loading information to Party A. If there is any correction in the contents of the power of attorney, Party A must notify Party B in writing before the date of receipt of the transported vehicle, otherwise Party B will collect the necessary correction fee from Party A.

1.3	When the two parties hand over the goods, Party B shall check whether the outer packaging of the goods is in good condition and confirm the quantity of the goods. For Party A’s self-packing of the whole box of goods, Party B is only responsible for the integrity of the container and the seal. After the air cargo is shipped, Party B guarantees the original packaging to be transported and will not be replaced in the middle. If the air box is damaged due to customs inspection, the package needs to be replaced. Party B shall notify Party A and provide customs inspection documents in succession.

1.4	If Party A entrusts Party B to declare the customs, Party A shall promptly provide legal and complete customs declaration documents and other documents to ensure that its contents are in full conformity with the actual goods shipped. If there is any inconsistency in the manifest or there is a violation of national laws and regulations, Party A must bear full responsibility for the consequences. Party B shall bear full responsibility for the consequences caused by Party B in the process of privately enlisting or reporting non-Party goods during the customs declaration process, and shall bear all losses caused to Party A.

1.5	Party B shall promptly confirm the confirmation of the bill of lading to Party A. If Party A has any objection, it shall submit it within 2 working days, otherwise it shall be deemed as Party A’s confirmation; if Party B has special requirements for the bill of lading issued by Party B, Party A shall provide effective A legal letter of guarantee and assume the risks and responsibilities arising therefrom. If Party A fails to file an objection in time, causing the shipping company to issue a bill of lading and then change it, the relevant expenses shall be borne by Party A. The duties of both parties to the goods during the transportation process after the issuance of the bill of lading shall be based on the terms of the bill of lading and the relevant laws and regulations.

1.6	After the goods are shipped, Party A requests to return or change the port of destination or transit port. If the mode of transportation is changed, the parties must confirm in writing and prepay the relevant fees. Otherwise, Party B has the right to suspend the above-mentioned changes, and the additional economic losses incurred during the period are Party A shall bear the responsibility.

1.7	After the goods arrive at the port of destination, no one will pick up the goods or give up the goods. All the additional expenses and refunds incurred by the port of destination will be borne by Party A or jointly and severally liable with the shipper.

1.8	Party B delegates some or all of its obligations under this Agreement to the third party for performance.Party A shall obtain the written consent of Party A. Party B shall bear full responsibility for the losses caused by the intention or error of the third party.

2	Fees and settlement

2.1	The shipping cost is quoted in US dollars or Hong Kong dollars per ticket, and is settled in monthly form. The monthly payment is in the month of the date of loading.

Share. Party B will send the previous month’s statement to Party A before the monthly registration. If Party A has any objection to the freight, Party A shall submit the change within 5 working days after receiving the invoice. If not, it shall be deemed as the fee. If the confirmation is made, Party A shall remit the corresponding account to Party B’s account and settle it before the 1st_th working day after the receipt of the bill.

2.2

Party B’s designated account shall be a collection account that can receive HKD or US dollars. Party B’s account information is as follows:

Account Name: DACHSER International Freight Forwarding (Shenzhen) Co., Ltd.

Guangzhou Branch

Account number: 120906236810802 (rmb)
120906236832301 (USO)
Bank: China Merchants Bank Guangzhou Linhe Road Branch

Party B shall ensure that the above account information is error-free, otherwise, the legal consequences arising therefrom shall be borne by Party B.

2.3	For expenses incurred due to special circumstances, such as inspections due to customs reasons, port diversion, demurrage, etc., or due to force majeure factors (earthquake, typhoon, flood, war, etc.), Party B shall promptly notify Party A, and the relevant expenses shall be reported and sold settle. If the additional costs incurred by Party B and the losses caused by the delay are borne by Party B.

2.4	If Party A requests the freight to be collected from a third party, it must confirm in writing and promise to pay the third party’s payment guarantee. Party A’s payment responsibility will not be transferred, and the third party payment period shall not exceed the time limit specified in this agreement.

2.5	As the freight forwarder of Party A, Party B shall perform its duties as an agent and provide quality services to provide as much assistance as possible to Party A’s problems in the business.

2.6	If there is a change of order, Party B shall return the revised documents to Party A within 7 working days after receiving the wrong order, and the expenses shall be reported and sold. If Party B loses the relevant documents due to its own fault or negligence, Party B shall assist Party A to apply for re-issuance and return the completed documents to Party A within 30 days after the shipment, the relevant expenses shall be borne by Party B, and Party B shall also bear Party A. The damage caused.

2.7	If Party A fails to pay the amount according to the contract, Party A still fails to pay the amount within the deferred payment period designated by Party B. Party A agrees that Party B has the right to temporarily detain Party A’s documents regardless of whether the document and the unpaid fee are Link until Party A pays off the arrears. Party A shall bear the economic losses suffered as a result.

3	Insurance claim

3.1	Cargo transportation insurance shall be arranged by Party A.

3.2	When the goods are out of danger, Party B shall promptly notify Party A, and Party A shall notify its insurance company agent to make an investigation report; Party A shall file a claim with its insurance company, and its insurance company shall investigate the responsible party. In the collection of claims data, Party B is obliged to cooperate with Party A to collect and provide documents and materials processed by Party B.

3.3	Any claim should be treated as an individual event and should not affect the normal conduct of other business. Party A is not able to for reasons of refusal or delay in the payment of freight.

4	As the freight forwarder of Party A, Party B shall perform its duties as an agent and provide quality services. It shall provide assistance to Party A in the information and documents required by the company, and ensure that the information and documents are true and false, such as Party B intentionally forging falsehood. If the information is wrong due to the fault of Party B, Party A will suffer economic losses, and all losses will be borne by Party B.

4.1	Party B shall inform Party A of the domestic transportation company that carries the goods and the customs declaration company that entrusts the customs declaration;

4.2	Party B shall provide Party A with the following documents:

4.2.1	Incoming notice

4.2.2	The receipt/loading list of the warehouse after the goods are put into the warehouse;

4.2.3	Station receipt;

4.2.4	Transport documents for domestic transportation: transport order/transport invoice/transport payment certificate;

4 .2.5	A scanned copy of the customs declaration (the goods are provided within one working day after customs clearance);

4.2.6	Scanned bill of lading.

5	This agreement is made in two copies, one for each of Party A and Party B.

6	This agreement is valid for one year, effective from the date of the seal of both parties. If the parties fail to seal on the same day, the contract shall take effect from the date of the seal of the party with the last seal. If there is no objection to the renewal of the contract by then, this agreement will automatically continue for one year.

7	After the termination of the agreement, both parties shall still bear the obligations and responsibilities of both parties as stipulated in the agreement period.

8	Disputes between the parties within the agreement, if the negotiation fails, it shall be submitted to the people’s court of the locality of Party A. In the process of performance of the contract, one party may sue the party for breach of contract, and the attorney’s fee paid by the observant party shall be borne by the defaulting party.

9	The faxes and e-mails sent by the parties in accordance with the address, fax number and e-mail of the first letter of this Agreement are valid.